SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 27, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640
Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000	PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events

A. Pacific Gas and Electric Company Bankruptcy

On February 13, 2002, the California Public Utilities Commission (CPUC) submitted a term sheet to the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) describing the CPUC’s proposed alternative plan of reorganization for Pacific Gas and Electric Company (Utility). The Bankruptcy Court had permitted the CPUC to file a term sheet in order to determine if the CPUC should be allowed to formally file a proposed plan as a potential alternative to the proposed plan of reorganization filed by PG&E Corporation and the Utility on September 20, 2001, as amended on December 19, 2001 and February 4, 2002 (Plan).  The Bankruptcy Court indicated that the CPUC's term sheet must demonstrate that the proposed alternative plan would be clearly credible and capable of being confirmed.  On February 20, 2002, PG&E Corporation and the Utility filed a response to the CPUC’s term sheet stating that the CPUC had not met this burden.  Among other comments, PG&E Corporation and the Utility noted that the proposed plan:

  overstates the amount of available cash by more than $2 billion and understates the amount of claims that must be resolved by over $2.5 billion, for a net shortfall of $4.5 billion, deprives the Utility of adequate funds for capital investments needed to carry on its utility functions, deprives the Utility of a return on its equity capital during the period before the  proposed effective date and immediately thereafter, would not allow the Utility to return to investment grade status and thus would adversely impact the ability of the Utility to resume its power procurement function, and would impair the rights of a significant amount of creditors and equity holders, which could lead those who are disadvantaged to pursue protracted litigation that could delay the resolution of the case.

Pursuant to the Bankruptcy Court’s February 7, 2002 decision, on February 21, 2002, PG&E Corporation and the Utility filed with the Bankruptcy Court a statement indicating that they intend to amend the Plan and disclosure statement to (1) eliminate express preemption provisions so they can proceed to a confirmation hearing where they intend to show that implied preemption of specified statutes is available to confirm the Plan, and (2) state with specificity the facts demonstrating that the State of California (“State”) and the CPUC have waived their sovereign immunity, and, in the event the Bankruptcy Court finds that such immunity has been waived, to provide for declaratory and injunctive relief against the State and the CPUC.  If the Bankruptcy Court determines that such sovereign immunity has not been waived, the Bankruptcy Court indicated in its February 7, 2002 decision that it would still be able to enforce its confirmation order under certain circumstances.  PG&E Corporation and the Utility also stated that they intend to seek an expedited interlocutory appeal of an order denying approval of the disclosure statement on the grounds that the Bankruptcy Court erred in its February 7, 2002 decision finding that express preemption is not applicable to the Plan.  PG&E Corporation and the Utility also stated that, upon approval of the amended disclosure statement, they intend to proceed with the solicitation of consents and confirmation of the amended Plan while the interlocutory appeal is pending.  (For further information regarding the Bankruptcy Court’s February 7, 2002 decision, see the Current Report on Form 8-K filed by PG&E Corporation and the Utility with the Securities and Exchange Commission on February 13, 2002.)

Finally, on February 26, 2002, the Utility filed its monthly operating report for the month ended December 31, 2001, with the Bankruptcy Court. The Utility's monthly operating report includes an unaudited income statement for the month and an unaudited balance sheet dated as of the end of the month. These unaudited financial statements are attached as Exhibit 99.1 to this report. Although not included in Exhibit 99.1, the monthly operating report also includes a statement of receipts and disbursements, as well as other information. The preliminary financial statements were prepared using certain assumptions and estimates that are subject to revision. Any adjustments for these estimates (based upon changes in facts and circumstances, further analysis, and other factors) will be reflected in the financial statements in the period during which such adjustments are made. These adjustments could have a material impact on reported results in the future.

B.  2001 Attrition Rate Adjustment

On February 21, 2002, the CPUC approved the Utility’s 2001 attrition rate adjustment request to increase electric distribution revenues by approximately $151 million, effective January 1, 2001.  The 2001 capital-related portion of the increase will be subject to a true-up based on the Utility’s actual 2001 capital costs. The Utility did not request an increase in gas distribution revenues.  As the Utility's electric rates have been frozen in 2001, the increase in distribution-related revenues will be offset by a reduction in electric generation-related revenues in the same amount. Therefore, the adjustment will have no material impact on 2001 earnings.

C. Allocation of California Department of Water Resources’ Revenue Requirements

On February 21, 2002, the CPUC approved the California Department of Water Resources’ (DWR) state-wide revenue requirement of $9.045 billion for the two-year period ending December 31, 2002, which amount reflects an approximate $958 million reduction in the DWR’s previous revenue requirement request of $10.03 billion. The revenue requirement represents the DWR’s total expected expenditures less anticipated proceeds from the DWR’s external financings. The CPUC allocated this revenue requirement among the Utility and the other two California investor-owned utilities.  The CPUC decision allocates 49.8% of the adopted DWR revenue requirement, or about $4.5 billion, to the Utility for the 2001-2002 period. The allocations are subject to true-up adjustments based on the actual amount of power purchased by the DWR for the respective utility’s customers during the 2001-2002 period.  PG&E Corporation and the Utility are unable to predict whether future true-ups would have a material impact on their financial condition or results of operation.

The Utility intends to file an application for rehearing of the decision by March 4, 2002.

D.  PG&E National Energy Group Synthetic Leases

PG&E Corporation has previously disclosed that its subsidiary, PG&E National Energy Group, Inc (PG&E NEG), has used “synthetic leases” in connection with some of its power plant projects and turbine acquisition commitments.  A synthetic lease is a form of lease financing that qualifies for operating lease accounting treatment and, under generally accepted accounting principles (GAAP), is kept “off balance sheet.”   This financial structure was used on three generating-related projects that completed development in 1999 and 2000 (Lake Road, La Paloma, and Harquahala) and for financing the acquisition of turbines for future development projects through two master turbine trusts.

The synthetic leases related to the Lake Road and La Paloma generating projects were entered into in August 1999 and March 2000, respectively. The synthetic leases relating to the Harqhahala generating project and the turbine acquisitions, entered into in July 2000 and September 2000, respectively, were terminated during 2001.

Under accounting rules, the equity investors in a synthetic lease must maintain at least a 3% ownership interest throughout the life of the lease.  PG&E NEG’s synthetic lease documents provide for the equity investors to fund 3% of project costs.  There is a provision in the lease documents for the lenders and investors to fund and be paid interest, yield and fees.  Under current GAAP rules, the payment of any yield and fees to the investors during construction is required to be treated as a return of capital rather than a return on capital.

The investors in PG&E NEG’s synthetic leases received certain payments during construction of the associated projects. These payments have been deemed to reduce the investors’ equity ownership in the associated projects to between 2.59% and 2.93%, below the required 3% level.  Accordingly, these synthetic leases do not qualify for off balance sheet treatment.

PG&E Corporation will revise its consolidated financial statements for the years ended December 31, 2000 and 1999, and for the interim periods ended March 31, June 30, and September 30, 2001, to reflect the assets and liabilities associated with these synthetic leases.

The revision is not expected to have a material impact on PG&E Corporation’s earnings, equity, or debt covenant compliance for such periods.

Item 7. Financial Statements, Pro Forma Financial Information, and Exhibits

Exhibit 99.1 - Pacific Gas and Electric Company Income Statement for the month ended December 31, 2001, and Balance Sheet dated December 31, 2001.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By: CHRISTOPHER P. JOHNS

CHRISTOPHER P. JOHNS Senior Vice President and Controller

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  February 27, 2002